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                                                                    EXHIBIT 99.1

PRESS RELEASE
SINA TO ACQUIRE TWENTY-NINE PERCENT OF SUN TV
***
SINA TO EXTEND ITS PREMIER BRAND AND PROGRAMMING TO MILLIONS OF HOUSEHOLDS IN GREATER CHINA


HONG KONG/ SUNNYVALE, Calif., September 12, 2001 - SINA.com (Nasdaq: SINA), a leading Chinese media and Internet services company today announced it has signed a definitive agreement to acquire 29 % of Sun Television Cybernetworks Holdings Limited (Sun TV: HKSE:0307). The acquisition will allow SINA to extend its premier brand and programming to over 30 million households in Greater China.

Under the terms of the agreement, SINA will acquire 29% of Sun TV's outstanding shares from Yang Lan, Chairperson of Sun TV, who will continue to serve in her post. The acquisition is made with US$ 8 million in cash and approximately 4.6 million in newly issued SINA shares, representing 10% of SINA shares on a fully diluted basis, plus approximately 2.5 million in additional in newly issued SINA shares, based on future performance of Sun TV over the next 18 months. This acquisition will be accounted for using the equity method of accounting.

Sun TV is a leading Greater China-wide Satellite TV broadcaster and a Cable TV program syndicator. It has the right to operate two satellite TV channels with restricted landing rights issued by the Government of the People's Republic of China ("PRC"). Its programs reach over 30 million households in Greater China. Additionally, through program syndication, Sun TV's programs can be viewed in over 70 million households in Greater China. Sun TV is also a leading producer of high quality cultural and information-related thematic programs. It has an exclusive license from A&E Channels for Greater China as well as the exclusive management rights to pay-TV licenses for PRC from major TV content providers such as Discovery, MTV, StarzEncore and others.

Sun TV produces a popular talk show series - Yang Lan Studio, which is hosted by Yang Lan, one of the most widely respected TV journalists in China. Prior to Yang Lan Studio, Yang Lan had hosted one of the most highly rated show on China Central Television for four years with an audience base of over 200 million per week. She was named as one of the top 20 leaders in culture and society in Asia. Most recently, she was chosen to be the presenter on behalf of Beijing for its 2008 Olympics games bid.

Separate from this transaction, SINA and Sun TV will initiate joint marketing and promotion, cross-selling to respective advertisers of SINA and Sun TV, syndication and promotion of respective programs in each other's networks, as well as jointly creating interactive online and TV programming that truly take advantage of the power of both media. Additionally, SINA and Sun TV will cooperate to further advance Sun TV's already significant development in Interactive TV/ Broadband programming technology

"In the fast evolving market of convergence and consolidations in Greater China, SINA is always leading the way to bring its premier brand and high-quality subscriber-based services to the mass Chinese consumers." said Daniel Mao, Chief Executive Officer of SINA. "By combining Internet portal with television, the two companies will leverage significant synergies and shorten the path to profitability."

"With the impending entry of China into WTO, the multi-nationals are poised to dramatically increase their spending for brand building in China," said Yang Lan, Chairperson of Sun TV. "Sun TV and SINA together will be a leading media to take advantage of the oncoming advertising and media revolution



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in Greater China."

Daniel Chiang, Chairman of the Board of SINA, said: "The rapid growth of China's broadband infrastructure demands an ever increasing supply of broadband programming. SINA and Sun TV jointly will be a leading supplier of such content."

Bruno Wu, Executive Chairman and Chief Executive Officer of Sun TV, said: "This creation of the new multi-media group will focus on improving operational efficiency, brand reach and shorten the path to profitability. We are confident that the combined management can translate the success of both brands into better commercial returns for shareholders."

About Sun TV

Sun TV is a publicly listed company on the Hong Kong Stock Exchange (HKSE:0307). It is a leading Greater China Wide Satellite TV broadcaster and a Cable TV program syndicator. It has the right to operate two satellite TV channels with restricted landing rights issued by the PRC Government. Additionally, it broadcasts to 500,000 households in Hong Kong via Channel 21 on iCable TV and 4 million cable TV households in Taiwan through the Knowledge Channel. Additionally, Sun TV is a leading producer of high quality cultural and information-related thematic programs. To date, it has the access to a content library of over 45,000 hours. It has an exclusive license from A&E Channels for Greater China, as well as the exclusive management rights to pay-TV licenses for PRC from major TV content providers such as Discovery, MTV, StarzEncore and others. It is also the producer of a popular talk show series- Yang Lan Studio. Sun TV is also a leading innovator of broadband/ interactive TV technology. For more information please visit Sun TV's Corporate website at http://www.chinasuntv.com

About SINA.com

SINA.com is a leading Chinese media and Internet services company for Chinese communities worldwide, offering on-line news, entertainment, community and e-commerce. A popular destination site for the world's largest population group, SINA.com offers a Chinese-language network of four localized Web sites that are produced and updated daily by local teams in China, Hong Kong, Taiwan and North America. As of June 2001, SINA.com enjoyed 2.6 billion page views and 29 million registered users. To learn more about SINA.com, visit the company's corporate site at http://www.sina.com/corp/, or regional sites at http://www.sina.com, http://www.sina.com.cn, http://sina.com.hk and http://www.sina.com.tw.

Safe Harbor Statement

This announcement contains forward-looking statements. These forward looking statements include (without limitation) statements about future revenues, the potential reach of Sina and Sun TV in its target markets and rates of spending for advertising. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange commission on forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA historical and future losses, limited operating history, uncertain regulatory landscape in the People's Republic of China, fluctuations in quarterly operating results, the Company's reliance on online advertising sales for a significant portion of its revenues, and any failure to successfully develop and introduce new products. Further information regarding these and other risks is included in SINA's prospectus, 10K, 10Q and in its other filings with the Securities and Exchange Commission.



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